Exhibit 99.1

               McMoRan EXPLORATION CO. ANNOUNCES RESULTS
              AT WEST CAMERON BLOCK 624 (BARITE PROSPECT)

          NEW ORLEANS, LA, August 30, 2001 - McMoRan Exploration Co. (NYSE:MMR) today announced that its West Cameron Block 624 (Barite prospect) No. B-3ST exploratory well has reached a total measured depth of 9,900 feet and has logged while drilling (LWD) an interval of resistivity between 6,780 and 7,080 feet measured depth which has been interpreted to be potential hydrocarbon bearing accumulation with no indicated water level. The Barite well was drilled at an average 75 degree angle and the pay section has a true vertical thickness of approximately 90 feet at approximately 4,100 feet true vertical depth.

          McMoRan is currently setting production casing in order to test the well and affect a completion in the "C" Sand. When completed, the Barite well which was drilled from an existing production platform will be brought on production immediately. McMoRan has a 95.0 percent working interest and a 66.5 percent net revenue interest in the well.

          McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area; and the purchasing, transporting, terminaling, processing and marketing of sulphur. Additional information about McMoRan is available on our Internet web site ("www.mcmoran.com").